UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 10, 2014

bluebird bio, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35966	13-3680878
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Second Street Cambridge, MA		02141
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (339) 499-9300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2014, bluebird bio, Inc. (the “Company”) announced the appointment of James M. DeTore as Chief Financial Officer and Treasurer, effective November 10, 2014, and as Principal Financial Officer, effective November 14, 2014.

Prior to joining the Company, Mr. DeTore, 50, served as Vice President, Corporate Finance of Ironwood Pharmaceuticals, Inc. (“Ironwood”) from February 2010 to November 2014, as Vice President, Finance of Ironwood from June 2006 to January 2010 and as Corporate Controller of Microbia, Inc. (Ironwood’s predecessor company) from October 2003 to May 2006.  From May 1995 through September 2003, Mr. DeTore held financial positions of increasing responsibility at Genzyme Corporation. Mr. DeTore received his B.S. in Finance and an M.B.A from Northeastern University.

There are no family relationships between Mr. DeTore and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company within the meaning of Item 401(d) of Regulation S-K under the U.S. Securities Act of 1933 (“Regulation S-K”). Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transaction in which Mr. DeTore had a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.

In connection with his employment with the Company, pursuant to the terms of an employment agreement (the “Employment Agreement”), dated October 20, 2014, Mr. DeTore will receive an annual base salary of $320,000. Mr. DeTore also received a signing bonus of $50,000 and is eligible for an annual bonus that targets thirty-five percent (35%) of his annualized base salary based upon achievement of certain performance goals and corporate milestones established by the Company.  Achievement of goals will be determined in the sole discretion of the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board.  The Company will grant Mr. DeTore an incentive stock option for the purchase of 100,000 shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), at a purchase price per share equal to the closing price per share of the Common Stock on the NASDAQ Global Select Market on December 1, 2014.  In the event that he is terminated without Cause (as defined in the Employment Agreement) or resigns for Good Reason (as defined in the Employment Agreement) prior to a Change in Control (as defined in the Employment Agreement), Mr. DeTore will be entitled to severance in the form of salary continuation for twelve months at his then-current base salary and will also be eligible for the continuation of Company-subsidized medical and dental benefits for up to twelve months.  In the event that he is terminated without Cause or resigns for Good Reason within one year following a Change in Control, Mr. DeTore will be entitled to severance payable in a lump sum equal to twelve months of his then-current base salary, the continuation of Company-subsidized medical and dental benefits for up to twelve months and the acceleration of vesting of 100% of his outstanding unvested equity awards. Mr. DeTore will also be eligible for all other compensation and benefit plans available to the Company’s employees.

The foregoing summary of the Employment Agreement is qualified in its entirety by the full text of the Employment Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

In connection with Mr. DeTore’s appointment as Chief Financial Officer, Treasurer and Principal Financial Officer of the Company, Jeffrey Walsh, the Company’s Chief Operating Officer, resigned from the office of Treasurer, effective November 10, 2014 and as Principal Financial Officer, effective November 14, 2014.  Mr. Walsh will continue to serve as the Company’s Chief Operating Officer.

Item 7.01 Regulation FD Disclosure.

On November 10, 2014, the Company issued a press release announcing Mr. DeTore’s appointment as the Company’s Chief Financial Officer. A copy of this press release is furnished as Exhibit 99.1 to this report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated as of October 20, 2014, by and between the Company and James DeTore

99.1	Press release issued by bluebird bio, Inc. on November 10, 2014, furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

bluebird bio, Inc.

Date: November 10, 2014	By:	/s/ Jason F. Cole
Jason F. Cole
Senior Vice President, General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated as of October 20, 2014, by and between the Company and James DeTore

99.1	Press release issued by bluebird bio, Inc. on November 10, 2014, furnished herewith.